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                                                         Exhibit 10.44

                            LETTER OF INTENT

This binding Letter of Intent ("LOI"), dated July 25, 1996 ("EFFECTIVE DATE"), among Candle Corporation ("CANDLE"), Across Data Systems Inc. ("ACROSS") and Level 8 Systems Inc. ("LEVEL 8") refers to the following facts:

                                RECITALS:

a. Candle develops and licenses software products and provides services to third parties;

b. Level 8, a wholly owned subsidiary of Across, develops and licenses software products and provides services and currently develops Falcon External Gateway ("FEG"), an interface between the Microsoft message queuing product and IBM's MQSeries and/or CICS. Field test for FEG may begin in the third quarter of 1996, with general availability expected in the first quarter of 1997. Candle wishes to receive distribution rights and a technology license to FEG from Level 8;

c. Level 8 developed and owns MQ Secure ("MQ SECURE"), a security product for IBM MQSeries environments, currently in field test, with general availability expected in the fourth quarter of 1996. Candle wishes to acquire any and all title, interests and rights to MQ Secure from Level 8;

d. The parties, Level 8 and Candle, wish to enter into the following agreements: (1) an agency agreement for certain Candle products, (2) a distribution agreement and a technology license for FEG; (3) an technology license (sufficient to facilitate incorporation into the Candle product set) for the Level 8 product DOT/XM ("DOT/XM"); and (4) a purchase agreement for MQ Secure;

e. Candle wishes to purchase stock from Across pursuant to a investment agreement and receive a seat on Across' board of directors;

     NOW, THEREFORE, the parties agree to the following terms;

     1. DISTRIBUTION AGREEMENT BETWEEN LEVEL 8 AND CANDLE FOR FEG

     1.1 Candle will distribute FEG non-exclusively, worldwide (except in Israel) for a period of three years to third parties. For a period of one year Level 8 will refer any Microsoft customer leads for the FEG outside North America to Candle. Microsoft customer leads for the FEG will be shared for at least one year by both Candle and Level 8 in North America. Candle will market, price and distribute the FEG in its sole discretion. Candle shall pay Level 8 a royalty of 50% for each license sold up to $5 million of total sales per year, 40% for each license sold over $5 million of total sales per year and 50% on each maintenance agreement entered into by Candle. The royalty is based on Level 8's suggested retail price, except for large enterprise opportunities for which the parties will negotiate a volume purchase price. Candle will recruit and will make every effort to negotiate with Microsoft



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distributors/partners to distribute FEG and selected Candle solutions worldwide. Level 8 may recommend specific Microsoft Alliance Partners to Candle distributors which Candle will seek to recruit. Level 8 shall not enter into any distribution, agency or similar agreements for FEG with any Candle competitors as listed in Attachment 1 of this LOI, for a period of three years, after which the companies will renegotiate this term in good faith.

     1.2 Outside of North America and Israel, Level 8 may sell FEG as a dealer through Candle only. Level 8 will pay Candle the same 50% royalty described in Section 1.1 above, less Candle's applicable dealer discount. In Israel, Level 8 will have exclusive marketing rights as a dealer and will pay to Candle a 50% royalty on FEG less Candle applicable dealer discount and maintenance revenue received by Level 8 for licenses and maintenance contracts with third parties.

     1.3 Candle will provide Level 1 and Level 2 support for FEG licenses and Level 8 will provide level 3 support. Annual maintenance fees charged to customers shall be 15% of the then current FEG list price.

     1.4 In addition, Level 8 shall pay Candle a (xx/12 x 7.5%) royalty on any FEG Products licensed to cover Candle's support services costs during the warranty period (initial xx months).

     2.  AGENCY AGREEMENT BETWEEN LEVEL 8 AND CANDLE FOR CANDLE PRODUCTS

     2.1 Level 8 may act as Candle's agent for certain products ("CANDLE PRODUCT(S)") non-exclusively in North America only and receive an agency fee of 15% of the net revenue for each Candle Product sold. For additional/support functions the parties will negotiate higher percentages. Level 8 shall not enter into any agency agreements with any Candle competitors, for products that compete with Candle Products, for a period of two years, after which the companies will renegotiate this term in good faith. Level 8 may consult and recommend any product on the market.

     3.  PURCHASE AGREEMENT BETWEEN LEVEL 8 AND CANDLE FOR MQ SECURE

     3.1 No later than August 2, 1996, Candle shall acquire from Level 8 any and all rights, title and interest to MQ Secure. For each copy of MQ Secure or a major portion thereof, licensed either as a stand alone or integrated together with Candle Products to third parties, Candle agrees to pay to Level 8 a 20% royalty of MQ Secure list price up to a total royalty of three million U.S. dollars or a three year period, whichever comes first. Candle will pre-pay two hundred and fifty thousand U.S. dollars in royalties payable within ten (10) days of the execution of the purchase agreement or August 12, 1996 whichever occurs first. Candle shall owe no other fees to Level 8, Across, or third parties. Candle understands there is an RSA licensed component of MQ Secure which will require a usage agreement to be negotiated for Candle.


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     4.  TECHNOLOGY LICENSE AGREEMENT BETWEEN LEVEL 8 AND CANDLE FOR FEG AND
         DOT/XM

     4.1 Candle may obtain from Level 8 a technology license to FEG and DOT/XM (sufficient to enable Candle to facilitate incorporation into the Candle Products), to create in its sole discretion derivative works ("DERIVATIVE WORKS"). In Candle's sole discretion and at its option, to be exercised within 180 days from the Effective Date, Candle may obtain a technology license for DOT/XM. In the event Candle exercises its option to obtain a technology license for DOT/XM, the parties will negotiate in good faith a non-competition clause. Candle shall own all rights, title and interest to the Derivative Works. Candle may incorporate the FEG and DOT/XM, if licensed, or any portion thereof, into other products for distribution to third parties.

     4.2 The parties will negotiate in good faith any support and/or other requirements.

     4.3 Candle shall pay to Level 8 a royalty of 9.5% of the sales price of the Derivative Works with a cap of two million dollars and will acquire from Across and not its shareholders 246,800 common shares of Across for a price of $11 per share for a total price of $2,714,800, and Candle will receive a seat on Across' board of directors, subject to a mutually satisfactory investment agreement executed by Candle and Across no later than July 26, 1996.

     5.  SERVICES FOR FEG AND DOT/XM BETWEEN CANDLE AND LEVEL 8

     5.1 Upon mutual agreement, Candle will perform system testing and installation process testing/verification ("SERVICES") on FEG and DOT/XM ("PRODUCTS") or any other Level 8 products (including new releases) prior to any marketing/distribution activities. In addition, Level 8 shall pay Candle a 5% royalty on all Level 8 products licensed for which Services were provided.

     5.2 Candle and Level 8 will each provide specifically defined installation, configuration and consulting services ("QUICK START SERVICES") for FEG to their respective customers, at approximately $10,000 per customer. Candle and/or Level 8 will receive a referral fee of at least 15% of the Quick Start Services service revenue for any Quick Start Service opportunity identified, qualified, sold and referred to each other.

     5.3 Candle will provide fulfillment functions, such as worldwide sales for FEG, manufacturing, packaging, shipping, ordering, error and exception handling for a fee of 8% of the sales price up to a cap of $100 per product shipped.

     6.  GENERAL

     6.1 CHANNEL CONFLICT. The parties will manage channel conflict issues arising out of any distribution arrangements in good faith. Each company will name a contact person, responsible for channel conflict management and any other issues between the companies.


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     6.2  CONFIDENTIALITY.  Except to the extent required by law or mutually, expressly authorized by Candle and Level 8 beforehand and in writing, neither Candle, Across, Level 8 nor their shareholders shall, between the Effective Date of this LOI, and the execution of the agreements referred to in this LOI, discuss the terms of this LOI. Level 8 and Across, their officers and shareholders, shall use their best efforts to preserve the goodwill between Level 8, Across and their customers, agents, and employees.

     Each company shall keep confidential and not disclose to any third party any oral or written information, received from the other company and marked "Confidential" or "Proprietary". The parties will execute a separate confidentiality agreement which will supersede this Section 6.2.

     6.3 COSTS. Each company shall pay its own costs incurred during the term of this LOI, unless otherwise agreed in writing. Each company retains its trademarks and servicemarks and will grant the other appropriate trademark licenses to distribute the products of the other party.

     6.4 DUE DILIGENCE. The execution of the investment agreement shall be subject to the approval of the board of directors of both companies, and the execution of the distribution, agency, purchase, services, and technology license agreements shall be subject to the satisfactory outcome of any due diligence review by Candle's staff, to be completed by August 24, 1996, and the execution of a software escrow agreement for FEG and potentially DOT/XM.

     6.5 NON-COMPETITION. Candle will not develop a product competing with FEG for the duration of the distribution agreement plus two years. Notwithstanding the above, Candle may incorporate FEG or any portion thereof into other products subject to compensation as set forth in the technology/license agreements.

     Level 8 will not develop or distribute a product competing with Candle System Management Solutions, as defined in Attachment 2, for the duration of the distribution and agency agreements.

     In cases where Level 8 identifies customers, including Microsoft, with unique systems management requirements, Candle and Level 8 agree to negotiate at project initiation a strategy for development of solutions to address the requirements. In these cases, Candle and Level 8 agree to discuss the following issues: who should develop the solution, technology to be utilized, mutual licensing and distribution arrangements. For any of these Level 8 customer solutions which become products Candle will automatically retain distribution rights and technology license rights and the option to purchase these products at the same royalty rates as FEG as specified in this LOI, subject to mutually satisfactory negotiated agreements and subject to caps to be negotiated.

     6.6 PARTNERSHIP ALLIANCES. The parties may explore other cooperative development partnerships that may result in products that could be distributed by either party.


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As Candle formulates its distribution alliances, Level 8 and Across agree to participate in appropriate announcements.

     Subject to mutually satisfactory license and other agreements, Level 8 will utilize existing Candle products or components in service engagements wherever practical and feasible. Where this use of existing Candle products or components is not feasible, Level 8 will build custom components that will integrate with Candle Technology, Candle Command Center products or other Candle products, where feasible and practical.

     Level 8 agrees to support Candle's development of Falcon and FEG systems management and monitoring products.

     6.7 TRAINING. The parties shall negotiate in good faith the amount of training each party will provide to certain employees of the other party for its respective software products, in no event later than December 1996, unless otherwise agreed in writing.

     6.8 WARRANTIES. The parties agree that mutually satisfactory warranties will be negotiated in good faith.

     6.9 TERMINATION. Pursuant to Section 6.4, Candle may terminate this LOI in the event the due diligence is unsatisfactory to Candle. In the event of such termination, or expiration, the non-disclosure obligations of this LOI shall survive. Except as set forth herein, upon the expiration or termination of this LOI, neither party shall have any continuing obligation to the other.

    6.10 INTEGRATION CLAUSE. This LOI constitutes the entire agreement among Across, Level 8 and Candle regarding the subject matter and supersedes all prior discussions, negotiations and communications with respect thereto. This LOI may be amended only in writing, and signed by both parties. Any attempted oral amendment shall be null and void. This LOI may not be assigned by either party without the prior, written consent of the other


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party.  Any attempted assignment in derogation of the foregoing shall be null and void. In the event of a dispute, the prevailing party shall be entitled to attorneys' fees as awarded by a court having jurisdiction.


Candle Corporation                            Across Data Systems

By: ---------------------------         By: -------------------------

Name: -------------------------         Name: ------------------------

Date: -------------------------         Date: -------------------------


Level 8 Systems, Inc.

By: --------------------------

Name: ------------------------

Date: ------------------------










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                               ATTACHMENT 1

LIST OF COMPETITORS:

Apertus
Boole and Babbage
BMC Corporation
Computer Associates International
Compuware
Landmark
MAXM
Platinum
Tivoli Systems
Technology Investment Inc.










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                               ATTACHMENT 2

Candle System Management Solutions includes, but is not limited to the following:


Performance Management
Systems Automation
Security
Software Distribution
Command and Control
Backup Restore
Event Manager
Configuration
Inventory
Alert Management
Response Time Monitoring
Problem Management










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